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                                                                    Exhibit 99.1



                        [Letterhead of Frost & Sullivan]

November 27, 2001

dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92083

Re: Registration Statement on Form S-1 of the 12 5/8% Senior Subordinated Notes, due 2009 of dj Orthopedics, LLC and dj Orthopedics Capital Corporation

Ladies and Gentlemen:

We hereby consent to the use in the above-referenced registration statement of our name and the market share and other information contained in our report entitled "Custom Project for dj Orthopedics - Orthopedics Bracing and Soft Goods Market", as well as any amendments thereto, including post-effective amendments, relating to the 12 5/8% senior subordinated notes of dj Orthopedics, LLC and dj Orthopedics Capital Corporation, and the guarantee thereof by dj Orthopedics, Inc.

We also consent to the filing of this letter as an exhibit to the above-referenced registration statement.

Very truly yours,

Frost & Sullivan

By:  /s/ Dorman Followill
     Name:  Dorman Followill
     Title: VP of Healthcare